Exhibit 99(a)(5)

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPURCHASE OF THE 6 3/4%

EXCHANGEABLE SENIOR NOTES DUE 2025 AT THE OPTION OF

HOLDERS

Springfield, MO, November 15, 2010 – O’Reilly Automotive, Inc. (“O’Reilly” or the “Company”) (NASDAQ: ORLY), a leading retailer in the automotive aftermarket industry, announced today that holders of the 6 3/4% Exchangeable Senior Notes due 2025 (the “Notes”), which were originally issued by CSK Auto, Inc. (“CSK”), have the right to require CSK to repurchase for cash such holders’ Notes pursuant to the terms of the indenture for the Notes (the “Put Option”). The Put Option expires at 5:00 p.m., New York City time, on December 14, 2010. In connection with its acquisition of CSK on July 11, 2008, O’Reilly agreed to guarantee the Notes, on a subordinated basis, and to issue shares of O’Reilly common stock, if any, upon any exchange of the principal amount of the notes. The Notes were originally issued on December 19, 2005 by CSK and $89 million of the aggregate principal amount remains outstanding.

The Put Option entitles each holder of the Notes to require CSK to purchase all or any part of such holder’s Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to, but not including, the repurchase date; provided that the Interest will be payable to the holder of record on the corresponding regular record date.

Holders that do not tender their Notes for purchase pursuant to the Put Option will maintain the right to exchange their Notes, subject to the terms, conditions and adjustments applicable to the Notes.

The opportunity to tender Notes for purchase pursuant to the Put Option commenced at 9:00 a.m., New York City time, on Monday, November 15, 2010, and will terminate at 5:00 p.m., New York City time, on Tuesday, December 14, 2010. In order to exercise the Put Option, a holder must follow the procedures set forth in the applicable notice to holders. Holders may withdraw any Notes previously tendered for purchase at any time prior to 5:00 p.m., New York City time, on Tuesday, December 14, 2010.

CSK and O’Reilly will jointly file a Tender Offer Statement on Schedule TO related to the Put Option with the Notes and Exchange Commission later today. In addition, documents specifying the terms, conditions and procedures for tendering and withdrawing Notes for purchase will be available through The Depository Trust Company and the paying agent. Neither O’Reilly, CSK nor their respective boards of directors or employees have made or are making any representation or recommendation as to whether or not any holder should tender any Notes.

As previously announced today, CSK has also issued a redemption notice for all Notes with a redemption date of December 21, 2010.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,536 stores in 38 states as of September 30, 2010.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Notes Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, financing plans, expected growth, store development, CSK DOJ investigation resolution, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses such as the integration of CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878

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